Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Charles Siegel, Vice President, Public Policy (713) 623-0790

CORNELL COMPANIES, INC. ANNOUNCES ANTICIPATED CLOSING DATE

OF MERGER WITH THE GEO GROUP, INC.

Also Announces Anticipated Value of Cash Consideration Per Share

HOUSTON, August 6, 2010 — Cornell Companies, Inc. (NYSE: CRN) (“Cornell”) announced today that it anticipates closing its merger with The GEO Group, Inc. on Thursday, August 12, 2010, following the previously announced special meetings of Cornell and GEO stockholders. The closing of the transaction remains subject to Cornell and GEO stockholder approval, as well as other customary closing conditions.

Under the terms of the definitive merger agreement, stockholders of Cornell have the option to elect to receive either (x) 1.3 shares of GEO common stock for each share of Cornell common stock or (y) an amount of cash consideration equal to the greater of (i) the fair market value of one share of GEO common stock plus $6.00 or (ii) the fair market value of 1.3 shares of GEO stock, subject to certain limitations. Assuming the merger closes on August 12, 2010, the fair market value of GEO common stock for determining the cash consideration to be received in the merger for each share of Cornell stock would be $21.58, which was calculated based upon the average closing price of GEO common stock on the ten trading days between July 15, 2010 and July 28, 2010. Therefore, the cash consideration would be $28.054 for each share of Cornell common stock. The cash consideration per share could change if the merger does not close as expected on August 12, 2010.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  At June 30, 2010, the Company had 68 facilities in 15 states and the District of Columbia and a total service capacity of 21,392.

Important Additional Information About the Transaction

This press release may be deemed to be solicitation material in respect of the proposed merger between GEO and Cornell. The proposed transaction will be submitted to the respective stockholders of GEO and Cornell for their consideration. In connection with the proposed transaction, GEO has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that includes a definitive joint proxy statement of GEO and Cornell and that also constitutes a prospectus of GEO. The respective stockholders of the companies are urged to read the definitive Joint Proxy Statement/Prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the definitive Joint Proxy Statement/Prospectus, as well as other filings containing information about the Companies at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive Joint Proxy Statement/Prospectus and the SEC filings that are incorporated by reference in the Joint Proxy Statement/Prospectus can be obtained, free of charge, by directing a request to Pablo E. Paez, Director, Corporate Relations, (561) 999-7306, ppaez@geogroup.com, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida.

Participants in the Solicitation

GEO, Cornell and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding GEO’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended January 3, 2010, which was filed with the SEC on February 22, 2010, and its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 24, 2010, and information regarding Cornell’s directors and executive officers is available in Cornell’s Annual Report on Form 10-K, for the year ended December 31, 2009, which was filed with the SEC on February 26, 2010 and its Form 10-K/A, which was filed with the SEC on April 30, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph

###